At RFMD®                                                                                          At the Financial Relations Board
Dean Priddy                          Doug DeLieto                                     Joe Calabrese
CFO                                     VP, Investor Relations                        212-827-3772
336-678-7975                      336-678-7968

FOR IMMEDIATE RELEASE
January 31, 2008

RFMD® ANNOUNCES FISCAL 2008 THIRD QUARTER RESULTS

Board Of Directors Authorizes $150 Million Share Repurchase Program

Business Highlights:

  December 2007 Quarterly Revenue Totaled $268.2 Million

  December 2007 Quarterly GAAP Loss Per Share Equaled ($0.06)

  December 2007 Quarterly Non-GAAP Diluted Earnings Per Share Equaled $0.06

  The Acquisition Of Sirenza Microdevices Is Expected To Be Accretive To Non-GAAP Earnings In March 2008 Quarter

  March Quarterly Revenue For Cellular Handset Products Group (CPG) Is Expected To Be Down, As A Result Of Seasonality, Excess Inventory Of GSM/GPRS Front Ends In China And The Timing Of Customer Platform Ramps

  March Quarterly Revenue For Multi-Market Products Group (MPG) Is Expected To Be Flat-To-Up

GREENSBORO, N.C., January 31, 2008 -- RF Micro Devices, Inc. (Nasdaq GS: RFMD), a global leader in the design and manufacture of high-performance radio systems and solutions, today reported financial results for its fiscal 2008 third quarter ended December 29, 2007. The financial results include a partial quarter of revenue from Sirenza Microdevices, Inc. ("Sirenza"), which was acquired by RFMD on November 13, 2007.  Quarterly revenue decreased approximately 4.6% year-over-year and increased approximately 4.8% sequentially to $268.2 million.  Operating loss was approximately ($24.4) million on a GAAP basis, and operating income was approximately $6.1 million on a non-GAAP basis.  The results for the December 2007 quarter were consistent with RFMD's updated guidance provided on January 11, 2008, and reflected late-quarter reductions in demand related primarily to RFMD's GSM/GPRS cellular front ends.

Product Group Highlights

Cellular Handset Products Group (CPG)

  RFMD experienced sequential quarterly revenue growth in EDGE and WCDMA, offset by demand softness in GSM/GPRS, in the December 2007 quarter

  The ramp of POLARIS® 3 gained momentum in the December 2007 quarter and is expected to increase in the March 2008 quarter

  RFMD completed the expansion of its Beijing facility, and the facility is expected to contribute to gross margin improvement throughout fiscal 2009

  RFMD commenced EDGE front end shipments to a leading top-tier handset manufacturer and expects the volume ramp to contribute to the diversification of RFMD's revenue base in cellular handsets

Multi-Market Products Group (MPG)

  MPG significantly increased its customer base, product portfolio and addressable market through the successful acquisition of Sirenza

  MPG commenced shipments from its Shanghai production facility, and the facility is contributing to gross margin improvement

  MPG realized record quarterly sales of wireless LAN front ends, driven by its leading position in wireless LAN-enabled handsets and shipments of 802.11n wireless LAN front ends for notebook computers

GAAP and non-GAAP financial measures are presented in the tables below, and non-GAAP financial measures are reconciled to the corresponding GAAP financial measures in the financial statement portion of this press release.

GAAP RESULTS
(in millions, except percentages and per share data)	Q3 Fiscal 2008		Q2 Fiscal 2008	% Change vs. Q2 2008	Q3 Fiscal 2007	% Change vs. Q3 2007

Revenue		$268.2	$255.8	4.8%	$281.1	(4.6)%
Gross Margin		26.2%	32.2%	(6.0)ppt	35.8%	(9.6)ppt
Operating (loss) income		$(24.4)	$8.1	(401.4)%	$66.1	(137.0)%
Net (loss) income		$(15.1)	$14.5	(204.3)%	$59.3	(125.4)%
Diluted (LPS) EPS	$	(0.06)	$0.07	(192.5)%	$0.26	(123.6)%

NON-GAAP RESULTS (excluding share-based compensation, amortization of intangibles, amortization of acquisition-related inventory step-up, acquired in process research and development, manufacturing facility relocation and related costs, discontinuation of WLAN chipset development efforts, impairment of intangible license, manufacturing start-up costs, gain on investment, gain on sale of substantially all Bluetooth® assets, restructuring charges, and the tax effect on certain non-GAAP adjustments)

(in millions, except percentages and per share data)	Q3 Fiscal 2008	Q2 Fiscal 2008	% Change vs. Q2 2008	Q3 Fiscal 2007	% Change vs. Q3 2007

Gross Margin	29.6%	32.5%	(2.9)ppt	36.1%	(6.5)ppt
Operating Income	$6.1	$17.2	(64.5)%	$35.2	(82.6)%
Net Income	$15.4	$23.4	(34.0)%	$34.3	(55.0)%
Diluted EPS	$0.06	$0.11	(40.4)%	$0.16	(59.3)%

Financial Guidance And Business Outlook

  In the March 2008 quarter, RFMD anticipates CPG will be down more than seasonally as a result of excess GSM/GPRS front end inventory in China and the timing of customer platform ramps, offset by relative strength in EDGE and WCDMA.  CPG expects to return to sequential quarterly growth in the June 2008 quarter, as excess GSM/GPRS front end inventory is consumed in the March 2008 quarter and as a major customer platform ramp is expected to commence in March 2008

  MPG is expected to be flat-to-up, as a result of strength in wireless LAN front ends, wireless infrastructure and broadband/consumer components, including WiMAX and CATV

  Revenue in the March 2008 quarter is currently expected to be in the range of $215.0 million to $230.0 million

  Quarterly GAAP net loss in the March 2008 quarter is currently expected to be in the range of ($0.05) to ($0.07) per diluted share

  Quarterly non-GAAP net income in the March 2008 quarter is currently expected to be in the range of $0.01 to $0.02 per diluted share, excluding estimated share-based compensation expense, amortization of acquisition-related, inventory step-up, restructuring charges, manufacturing start-up costs and amortization of intangibles of approximately $20 million in the aggregate

The methodology used by RFMD to estimate share-based compensation expense does not factor in items such as new grants, terminations or amounts that may be capitalized in inventory, and the methodology used to estimate amortization of intangibles assumes no additional intangible assets are recorded.  RFMD does not estimate the impact of share-based compensation expense on gross margin or operating expenses and will provide this information with its March 2008 quarterly results.  Accordingly, actual quarterly results may differ from these estimates, and such differences may be material.

Comments From Management
Bob Bruggeworth, president and CEO of RFMD, said, "While we were disappointed by the weakened demand environment experienced late in December, we made progress during the quarter executing on our strategies to drive diversification, grow earnings per share and generate free cash flow.  We improved margins on POLARIS 3, and we expect this trend to continue in the March quarter.  We also completed the acquisition of Sirenza and expect non-GAAP earnings accretion beginning in the current quarter, a full quarter ahead of schedule.

"Also during the quarter, we announced the pending acquisition of Filtronic Compound Semiconductor and expect this transaction to reduce our GaAs pHEMT manufacturing costs significantly.  The pending acquisition of Filtronic is expected to close in the current quarter and improve gross margins throughout fiscal 2009.

"In the March 2008 quarter, we expect the MPG product mix and supply chain synergies will result in higher margins, and we anticipate quarter-over-quarter growth in sales of POLARIS 3 as the high-volume ramp continues.  Our March guidance reflects improving market dynamics for MPG, and relative softness in CPG as GSM/GPRS front end inventories are consumed in a seasonally down quarter.  EDGE and WCDMA are expected to be less-than-seasonal in March.  Additionally, we currently expect the GSM/GPRS inventories will be fully consumed in the March quarter.  Based upon current customer forecasts, we expect strong year-over-year growth for RFMD in fiscal 2009, beginning in the June quarter."

Dean Priddy, CFO and corporate vice president of administration of RFMD, said, "RFMD projects gross margin improvement in the March 2008 quarter, driven by our diversification strategy, and continued gross margin improvement in the June 2008 quarter, supported by the closing of the pending Filtronic acquisition.  Synergies associated with the Sirenza acquisition are currently ahead of plan.  Looking ahead, RFMD anticipates strong cash flow in fiscal 2009, giving the Company the flexibility to continue to drive diversification and execute on our announced share repurchase program in order to improve our capital structure."

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with United States (U.S.) generally accepted accounting principles (GAAP), RFMD's earnings release contains the following non-GAAP financial measures: (i) non-GAAP gross margin, (ii) non-GAAP operating income, (iii) non-GAAP net income, and (iv) non-GAAP net income per diluted share.  Each of these non-GAAP financial measures is adjusted from GAAP results to exclude certain expenses that are outlined in the "Reconciliation of GAAP to Non-GAAP Financial Measures" table on page 2.

In managing RFMD's business on a consolidated basis, management develops an annual operating plan, which is approved by our Board of Directors, using non-GAAP financial measures.  In developing and monitoring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce unit costs with the goal of increasing gross margin.  In addition, management relies upon these non-GAAP financial measures to assess whether research and development efforts are at an appropriate level, and when making decisions about product spending, administrative budgets, and marketing programs.  In addition, we believe that non-GAAP financial measures provide useful supplemental information to investors and enable investors to analyze the results of operations in the same way as management.  We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and to analyze financial performance excluding the effect of certain non-cash expenses, unusual items and share-based compensation expense, which may obscure trends in RFMD's underlying performance.

We believe that these non-GAAP financial measures offer an additional view of RFMD's operations that, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of RFMD's results of operations and the factors and trends affecting RFMD's business.  However, these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our rationale for using these non-GAAP financial measures, as well as their impact on the presentation of RFMD's operations, are outlined below:

     Non-GAAP gross margin.  Non-GAAP gross margin excludes share-based compensation expense, amortization of intangible assets, an adjustment for amortization of acquisition-related inventory step-up and an adjustment for manufacturing facility relocation and related costs.  We believe that exclusion of these costs in presenting non-GAAP gross margin gives management and investors a more effective means of evaluating RFMD's historical performance and projected costs and the potential for realizing cost efficiencies.  We believe that the majority of RFMD's purchased intangibles are not relevant to analyzing current operations because they generally represent costs incurred by the acquired company to build value prior to acquisition, and thus are effectively part of transaction costs rather than ongoing costs of operating RFMD's business.  In this regard, we note that (i) once the intangibles are fully amortized, the intangibles will not be replaced with cash costs and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time, and (ii) although we set the amortization expense based on useful life of the various assets at the time of the transaction, we cannot influence the timing and amount of the future amortization expense recognition once the lives are established.  Similarly, we believe that presentation of non-GAAP gross margin and other non-GAAP financial measures that exclude the impact of share-based compensation expense assists management and investors in evaluating the period-over-period performance of RFMD's ongoing operations because (i) the expenses are non-cash in nature, and (ii) although the size of the grants is within our control, the amount of expense varies depending on factors such as short-term fluctuations in stock price volatility and prevailing interest rates, which can be unrelated to the operational performance of RFMD during the period in which the expense is incurred and generally is outside the control of management.  Moreover, we believe that the exclusion of share-based compensation expense in presenting non-GAAP gross margin and other non-GAAP financial measures is useful to investors to understand the impact of the expensing of share-based compensation to RFMD's gross margins and other financial measures in comparison to both prior periods as well as to its competitors.  We also believe that the adjustments to margin related to the acquisition of Sirenza (amortization of acquisition-related inventory step-up and an adjustment for manufacturing facility relocation and related costs), do not constitute part of RFMD's ongoing operations and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance.

We believe disclosure of non-GAAP gross margin has economic substance because the excluded expenses do not represent continuing cash expenditures and, as described above, we have little control over the timing and amount of the expenses in question.

     Non-GAAP operating income.  Non-GAAP operating income excludes share-based compensation expense, amortization of intangible assets, restructuring charges, gain on sale of substantially all Bluetooth® assets, acquired in process research and development, amortization of acquisition-related inventory step-up, impairment of intangible license, costs associated with the relocation of a manufacturing facility, manufacturing start-up costs, and adjustments associated with the discontinuation of our WLAN chipset development efforts.  We believe that presentation of a measure of operating income that excludes amortization of intangible assets and share-based compensation expense is useful to both management and investors for the same reasons as described above with respect to our use of non-GAAP gross margin.  We believe that restructuring charges, as well as the expenses and adjustments associated with the discontinuation of our WLAN chipset development efforts, manufacturing start-up costs, gain on sale of substantially all Bluetooth® assets, acquired in process research and development, amortization of acquisition-related inventory step-up, impairment of intangible license, and costs associated with the relocation of a manufacturing facility, do not constitute part of RFMD's ongoing operations and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance.  We believe disclosure of non-GAAP operating income has economic substance because the excluded expenses are either non-recurring in nature or do not represent current cash expenditures.

     Non-GAAP net income and non-GAAP net income per diluted share.  Non-GAAP net income and non-GAAP net income per diluted share exclude the effects of share-based compensation expense, amortization of intangible assets, restructuring charges, manufacturing start-up costs, gain on sale of substantially all Bluetooth® assets, acquired in process research and development, amortization of acquisition-related inventory step-up, impairment of intangible license, costs associated with the relocation of a manufacturing facility, adjustments associated with the discontinuation of our WLAN chipset development efforts, gain on investment, and also reflect an adjustment of income tax expense associated with the exclusion of certain of these non-GAAP adjustments.  We believe that presentation of measures of net income and net income per diluted share that exclude these items is useful to both management and investors for the reasons described above with respect to non-GAAP gross margin and non-GAAP operating income.  We believe disclosure of non-GAAP net income and non-GAAP net income per diluted share has economic substance because the excluded expenses are either non-recurring in nature, do not represent current cash expenditures, or are variable in nature and thus unlikely to become recurring expenses.

     Limitations of non-GAAP financial measures.  The primary material limitations associated with the use of non-GAAP gross margin, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share as compared to the most directly comparable GAAP financial measures of gross margin, operating income, net income and net income per diluted share are (i) they may not be comparable to similarly titled measures used by other companies in RFMD's industry, and (ii) they exclude financial information that some may consider important in evaluating our performance.  We compensate for these limitations by providing full disclosure of the differences between these non-GAAP financial measures and the corresponding GAAP financial measures, including a reconciliation of the non-GAAP financial measures to the corresponding GAAP financial measures, to enable investors to perform their own analysis of our gross margin, operating income, net income and net income per diluted share.

RF Micro Devices will conduct a conference call at 5:00 p.m. EDT today to discuss today's press release. The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.earnings.com or http://www.rfmd.com (under Investor Info). A telephone playback of the conference call will be available approximately one hour after the call's completion by dialing 303-590-3000 and entering pass code 11106096.

About RFMD:

RF Micro Devices, Inc. (NASDAQ GS: RFMD) is a global leader in the design and manufacture of high-performance radio systems and solutions. RFMD's power amplifiers, transmit modules, cellular transceivers and system-on-chip (SoC) solutions enable worldwide mobility, provide enhanced connectivity and support advanced functionality in current- and next-generation mobile handsets, cellular base stations, wireless local area networks (WLANs) and global positioning systems (GPS). Recognized for its diverse portfolio of state-of-the-art semiconductor technologies and vast RF systems expertise, RFMD is a preferred supplier enabling the world's leading mobile device manufacturers to deliver advanced wireless capabilities that satisfy current and future market demands.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of our wafer fabrication facilities, molecular beam epitaxy facility, assembly facility and test and tape and reel facilities, our ability to complete acquisitions and integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers, and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES®, RFMD® and POLARIS™ TOTAL RADIO™ are trademarks of RFMD, LLC.  All other trade names, trademarks and registered trademarks are the property of their respective owners.

Tables To Follow

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 29, 2007	December 30, 2006

Total revenue	$268,182	$281,091

Costs and expenses:
Cost of goods sold	197,872	180,594
Research and development	53,921	47,526
Marketing and selling	14,371	13,010
General and administrative	11,015	8,450
Other operating expense (income)	15,419	(34,558)

Total costs and expenses	292,598	215,022

Operating (loss) income	(24,416)	66,069
Other income	5,970	1,303

(Loss) Income before income taxes	$(18,446)	$67,372
Income tax benefit (expense)	3,369	(8,046)

Net (loss) income	$(15,077)	$59,326

Net (loss) income per share, diluted	$(0.06)	$0.26

Weighted average outstanding diluted shares	244,985	227,852

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended
	December 29, 2007	December 30, 2006

Total revenue	$735,626	$766,345

Costs and expenses:
Cost of goods sold	516,353	500,051
Research and development	150,421	137,884
Marketing and selling	39,513	40,900
General and administrative	29,620	28,853
Other operating expense (income)	17,788	(34,460)

Total costs and expenses	753,695	673,228

Operating (loss) income	(18,069)	93,117
Loss on investment	(532)	(33,865)
Other income	19,943	3,667

Income before income taxes	$1,342	$62,919
Income tax benefit (expense)	21,645	(9,635)

Net income	$22,987	$53,284

Net income per share, diluted	$0.10	$0.25

Weighted average outstanding diluted shares	244,818	225,940

RF MICRO DEVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 29,	September 29,	December 30,
	2007	2007	2006

GAAP operating (loss) income	$(24,416)	$8,102	$66,069
Share-based compensation expense	4,711	7,167	3,320
Amortization of intangible assets	4,706	325	484
Acquired in process research and development	13,860	-	-
Gain on sale of substantially all Bluetooth® assets	-	-	(36,311)
Amortization of acquisition-related inventory step-up	3,980	-	-
Restructuring charges related to sale of substantially all Bluetooth® assets	-	1,107	1,752
Impairment of intangible license	1,221	-	-
Restructuring charges related to the integration of Sirenza	722	-	-
Manufacturing start-up costs	838	503	-
Manufacturing facility relocation and related costs	488	-	-
Discontinuation of WLAN chipset development efforts (adjustment)	-	-	(100)
Non-GAAP operating income	6,110	17,204	35,214

GAAP net (loss) income	(15,077)	14,462	59,326
Share-based compensation expense	4,711	7,167	3,320
Amortization of intangible assets	4,706	325	484
Acquired in process research and development	13,860	-	-
Gain on sale of substantially all Bluetooth® assets	-	-	(36,311)
Amortization of acquisition-related inventory step-up	3,980	-	-
Restructuring charges related to sale of substantially all Bluetooth® assets	-	1,107	1,752
Impairment of intangible license	1,221	-	-
Restructuring charges related to the integration of Sirenza	722	-	-
Manufacturing start-up costs	838	503	-
Manufacturing facility relocation and related costs	488	-	-
Discontinuation of WLAN chipset development efforts (adjustment)	-	-	(100)
Gain on investment	-	(160)	-
Tax effect on certain non-GAAP adjustments	-	-	5,872

Non-GAAP net income	15,449	23,404	34,343
Plus: Income impact of assumed conversions for interest on 1.50% convertible notes	669	669	977
Non-GAAP net income plus assumed conversion of notes-Numerator for diluted income per share	$16,118	$24,073	$35,320

GAAP weighted average outstanding diluted shares	244,985	227,431	227,852
Adjustments:
Diluted stock options	4,408	-	-
Assumed conversion of 1.50% convertible notes	30,144	-	-
Non-GAAP weighted average outstanding diluted shares	279,537	227,431	227,852

Non-GAAP net income per share, diluted	$0.06	$0.11	$0.16

GAAP gross margin percentage	26.2%	32.2%	35.8%
Adjustment for amortization of acquisition-related inventory step-up	1.5%	-	-
Adjustment for share-based compensation	0.4%	0.2%	0.3%
Adjustment for manufacturing facility relocation and related costs	0.2%	-	-
Adjustment for intangible amortization	1.3%	0.1%	0.0%
Non-GAAP gross margin percentage	29.6%	32.5%	36.1%

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 29, 2007 (Unaudited)	March 31, 2007 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$195,205	$229,034
Short-term investments	251,985	89,678
Accounts receivable, net	119,176	102,307
Inventories	155,980	112,975
Other current assets	62,654	46,445
Total current assets	785,000	580,439

Property and equipment, net	418,740	373,455
Goodwill	702,292	114,897
Long-term investments	-	617
Intangible assets, net	212,754	8,486
Other assets	41,477	11,740
Total assets	$2,160,263	$1,089,634

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$140,923	$108,929
Current portion - long-term debt	4,459	4,151
Other short-term liabilities, net	50	136
Total current liabilities	145,432	113,216

Long-term debt, net	617,041	245,709
Other long-term liabilities	50,013	11,042
Total liabilities	812,486	369,967

Shareholders' equity:
Total shareholders' equity	1,347,777	719,667

Total liabilities and shareholders' equity	$2,160,263	$1,089,634